Exhibit 99.1

FOR IMMEDIATE RELEASE

OLD POINT TO PARTICIPATE IN FDIC’s TEMPORARY LIQUIDITY

GUARANTEE PROGRAM

HAMPTON, VA, December 5, 2008 – Old Point National Bank (Nasdaq – OPOF) announced today that it will participate in the Federal Deposit Insurance Corporation’s (FDIC’s) Temporary Liquidity Guarantee Program (TLG). Old Point National Bank informed the FDIC on December 3, 2008 that it will participate in both parts of the program: the Debt Guarantee Program, and the Transaction Account Guarantee Program.

The Transaction Guarantee Program is an expanded insurance program which provides, without charge to its depositors, a full guarantee on all non-interest bearing transaction accounts held by any depositor, regardless of dollar amount, through December 31, 2009. This insurance is over and above the $250,000 FDIC insurance per depositor currently provided.

“We are pleased to offer this additional guarantee to our depositors,” said Robert F. Shuford, President, Chairman and CEO of Old Point’s parent company, Old Point Financial Corporation. “We believe that providing this protection will be good for our customers and have a positive effect on our economy.”

Although Old Point does not have any senior unsecured debt on its current balance sheet, it opted to participate in the Debt Guarantee Program in the eventuality that it may issue such debt in the future. Unsecured senior debt includes among other items, such obligations as zero-coupon bonds, capital notes and commercial paper.

Old Point National Bank is a wholly-owned subsidiary of Old Point Financial Corporation with twenty branches and sixty ATMs serving Hampton Roads. It is a full service bank offering a broad range of financial services, from free checking and comprehensive commercial services to home equity products. Old Point National Bank celebrates its 85th anniversary in 2008.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286